EXHIBIT 99

                          The United States of America

                          CERTIFICATE OF REGISTRATION
                               PRINCIPAL REGISTER

     The Mark shown in this certificate has been registered in the United States Patent and Trademark Office to the named registrant.

     The records of the United States Patent and Trademark Office show that an application for registration of the Mark shown in this Certificate was filed in the Office; that the application was examined and determined to be in compliance with the requirements of the law and with the regulations prescribed by the Commissioner of Patents and Trademarks; and that the Applicant is entitled to registration of the Mark under the Trademark Act of 1946, as Amended.

     A copy of the Mark and pertinent data from the application are part of this certificate.

     This registration shall remain in force for TEN (10) years, unless terminated earlier as provided by law, and subject to compliance with the provisions of Section 8 of the Trademark Act of 1946, as Amended.


            SEAL
  Patent and Trademark Office        /s/ Commissioner of Patents and Trademarks
   United States of America

                                                            EXHIBIT 99 Continued

                       Requirements for Maintaining a
                       Federal Trademark Registration

                    SECTION 8: AFFIDAVIT OF CONTINUED USE

The registration shall remain in force for 10 years, except that the registration shall be canceled for failure to file an Affidavit of Continued Use under Section 8 of the Trademark Act, 15 U.S.C. Section 1058, upon the expiration of the following time periods:
     i)  At the end of 6 years following the date of registration.
     ii) At the end of each successive 10-year period following the date of registration.

Failure to file a proper Section 8 Affidavit of the appropriate time will result in the cancellation of the registration.

                       SECTION 9: APPLICATION FOR RENEWAL

The registration shall remain in force for 10 years, subject to the provisions of Section 8, except that the registration shall expire for failure to file an Application for Renewal under Section 9 of the Trademark Act, 15 U.S.C. Section 1059, at the end of each successive 10-year period following the date of registration.

Failure to file a proper Application for Renewal at the appropriate time will result in the expiration of the registration.

No further notice or reminder of these requirements will be sent to the Registrant by the Patent and Trademark Office. It is recommended that the Registrant contact the Patent and Trademark Office approximately one year before the expiration of the time periods shown above to determine the requirements and fees for the filings required to maintain the registration.

                                                            EXHIBIT 99 Continued

Int. Cl.: 11

Prior U.S. Cls.: 13, 21, 23, 31, and 34
                                                             Reg. No. 2,381,719
United States Patent and Trademark Office
                                                       Registered Aug. 29, 2000

-------------------------------------------------------------------------------

                                   TRADEMARK
                              PRINCIPAL REGISTER


                                  SOLAR LINK


ION TECHNOLOGY, INC. (CALIFORNIA  CORPORATION)
4718 MERIDIAN AVE., #332
SAN JOSE, CA 95118

   FOR: SOLAR ENERGY COLLECTORS FOR SWIM-
MING POOLS AND SPAS, IN CLASS 11 (U.S. CLS.
13, 21, 23, 31 AND 34).

  FIRST USE 3-0-1998; IN COMMERCE 3-0-1998.
  NO CLAIM IS MADE TO THE EXCLUSIVE RIGHT
TO USE "SOLAR", APART FROM THE MARK AS
SHOWN.

  SN 75-336,531, FILED 8-6-1997.

JOHN SCHUYLER YARD, EXAMINING ATTORNEY